EXHIBIT 99.1

NEWS RELEASE for August 4, 2004 at 7:30 AM EDT
Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS SECOND QUARTER, SIX-MONTH RESULTS

Strong Year-over-Year Bottom-Line Improvement for Both Periods

DEARBORN, MI (August 4, 2004) . . . Amerigon Incorporated (Nasdaq:ARGN) today reported a significant improvement in bottom-line results for the second quarter and six months ended June 30, 2004 when compared with the prior year periods. President and Chief Executive Officer Daniel R. Coker said that in addition to achieving year-over-year gains in profit during the quarter, the Company continued its focus on increasing the penetration of its patented Climate Control Seat™ (CCS™) systems to automotive and seat manufacturers worldwide and on achieving its first full year of profitability in 2004.

Revenues for the 2004 second quarter increased 53 percent to $8.6 million, up from $5.6 million for the year-earlier period. Net income in this year’s second quarter improved to $295,000, or $0.02 per basic share and $0.01 per fully diluted share, compared with a net loss of $609,000, or a $0.06 loss per share in the prior year period. Gross margin as a percentage of revenue for this year’s second quarter rose to 25.9 percent, up from 24.8 percent for the prior year period, reflecting improved product mix and cost reduction activity. The 2004 second quarter results included approximately $69,000 of development expense for the Company’s BSST subsidiary that was not fully reimbursed by BSST customers.

“Achieving our third consecutive quarter of profitability is evidence of the significant progress we have made throughout the organization and the continuing appeal of CCS,” said Coker. “Automotive manufacturers and consumers are increasingly selecting CCS for their vehicles, and we continue to expand our presence in the worldwide automotive market. We are working closely with virtually every major automotive manufacturer and seat supplier to incorporate CCS in future vehicle lines. We have just initiated shipments of CCS for the new 2005 Nissan Gloria luxury sports sedan sold in Japan.”

The Gloria, which will offer CCS as an option, shares the same features as the Infiniti M45, which is sold in the U.S., and is the fourth vehicle manufactured by the Nissan Motor Company to offer CCS.

As has been widely reported, many automotive manufacturers experienced softness in vehicle sales during the second quarter, including sales of large vehicles such as SUVs (Sport Utility

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Vehicles), due in part to increasingly high fuel prices in the U.S. and higher interest rates. “This had an impact on the sales of several vehicles offering CCS, and we expect this softness in the automotive market to continue for the balance of this year, particularly in the third quarter,” Coker added. “As a result, we expect to see growth in unit volume and revenue in the range of 15 to 20 percent for 2004. At these levels, we believe we remain well positioned to achieve our goal of being profitable for the full year.”

For the first six months of 2004, revenues increased 62 percent to $17.6 million, up from $10.9 million for the year-earlier period. Net income in this year’s first six months improved to $596,000, or $0.05 per basic share and $0.03 per fully diluted share, compared with a net loss of $1.5 million, or a $0.14 loss per share in the prior year period. Gross margin as a percentage of revenue for the first six months of 2004 rose to 24.6 percent, up from 22.7 percent for the prior year period. Results for this year’s first six months included approximately $136,000 of development expense for the Company’s BSST subsidiary that was not fully reimbursed by BSST customers compared to $258,000 for the year-earlier period.

Selling, general and administrative (SG&A) expenses in this year’s second quarter and six months increased 7 percent and 9 percent, respectively, to $1.4 million and $2.7 million compared with the prior year periods as the Company added headcount to support domestic and international customer service and marketing efforts.

Research and development expenses for the second quarter and six months of 2004 decreased 18 percent and 27 percent, respectively, to $561,000 and $1.2 million from comparable periods in the prior year. This decrease was due primarily to lower prototype costs associated with the Company’s next generation CCS system, MTM™, which was launched in the latter part of 2003 and to customer funding received by Amerigon’s subsidiary, BSST. This customer support sustains BSST’s development of advanced thermoelectric technology and reduces significantly the Amerigon financial support required.

The June 30, 2004 balance sheet showed cash and cash equivalents of $4.0 million, total assets of $12.9 million, shareholder equity of $6.4 million and no bank debt. Subsequent to the close of the second quarter, Amerigon received an additional $3.4 million as a result of the exercise of warrants.

There are currently 15 vehicle lines from five major automotive manufacturers offering CCS. The vehicle lines currently offering CCS are Lincoln Navigator SUV, Lexus LS 430 luxury sedan, Toyota Celsior luxury sedan, Infiniti M45 luxury sports sedan, Ford Expedition SUV Eddie Bauer edition, Lincoln Aviator SUV, Infiniti Q45 luxury sedan, Lincoln LS luxury sedan, Cadillac XLR roadster, Cadillac Escalade ESV SUV, Mercury Monterey minivan, Cadillac Sedan Deville, Hyundai Equus luxury sedan, Nissan Cima luxury sedan and Nissan Gloria mid-sized sedan.

Conference Call

As previously announced, Amerigon is conducting a conference call to review the financial results today at 11:30 AM EDT (Eastern). The dial-in number for the call is 1-800-253-6872. A live webcast and archive of the call can be accessed at www.amerigon.com and www.viavid.net.

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About Amerigon

Amerigon designs, develops and markets its proprietary Climate Control Seat™ (CCS™) products for sale to automotive and truck original equipment manufacturers (OEMs). CCS enhances individual driver and passenger comfort in virtually all climatic conditions by providing cooling and heating to seat occupants, as desired, through an active thermoelectric-based temperature management system. Amerigon’s subsidiary, BSST, is engaged in developing thermoelectric devices (TED) with more efficiency than currently available devices and has development contracts with several partners to expand the market for TED-based automotive and non-automotive products. Amerigon maintains sales and technical support centers in Los Angeles, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, necessary additional financing may be unavailable, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to the Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-QSB for the period ending June 30, 2004 and its Form 10-K for the year ended December 31, 2003.

TABLES FOLLOW

AMERIGON REPORTS SECOND QUARTER, SIX-MONTH RESULTS

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AMERIGON INCORPORATED

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Product revenues	$8,630	$5,644	$17,591	$10,890
Cost of sales	6,394	4,246	13,267	8,417

Gross margin	2,236	1,398	4,324	2,473

Operating costs and expenses:
Research and development	561	684	1,183	1,629
Selling, general and administrative	1,436	1,346	2,652	2,430

Total operating costs and expenses	1,997	2,030	3,835	4,059

Operating income (loss)	239	(632)	489	(1,586)

Interest income	6	—	7	—
Interest expense	—	(30)	—	(53)
Other income	50	53	100	105

Net income (loss)	$295	$(609)	$596	$(1,534)

Basic net income (loss) per share	$0.02	$(0.06)	$0.05	$(0.14)

Diluted net income (loss) per share	$0.01	$(0.06)	$0.03	$(0.14)

Weighted average number of shares -basic	12,689	10,785	12,554	10,778

Weighted average number of shares -diluted	20,564	10,785	20,343	10,778

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AMERIGON INCORPORATED

CONSOLIDATED BALANCE SHEET

(In thousands, except share data)

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$3,973	$844
Accounts receivable, less allowance of $56 and $56, respectively	4,742	5,882
Inventory	2,311	2,498
Prepaid expenses and other assets	335	224

Total current assets	11,361	9,448

Property and equipment, net	1,232	1,300
Deferred exclusivity fee	146	293
Patent costs, net of accumulated amortization of $5 and $4 respectively	192	193

Total assets	$12,931	$11,234

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$4,028	$4,258
Accrued liabilities	1,124	868
Deferred manufacturing agreement – current portion	200	200

Total current liabilities	5,352	5,326

Deferred manufacturing agreement – long term portion	1,150	1,250
Minority interest in subsidiary	19	19

Total liabilities	6,521	6,595

Shareholders’ equity:
Preferred stock:
Series A – no par value; convertible; 9,000 shares authorized, 9,000 issued and outstanding at June 30, 2004 and December 31 2003; liquidation preference of $11,520 at June 30, 2004 and December 31, 2003	8,267	8,267
Common stock:
No par value; 30,000,000 shares authorized, 12,980,000 and 12,411,000 issued and outstanding at June 30, 2004 and December 31, 2003	47,911	46,758
Paid-in capital	20,202	20,180
Accumulated deficit	(69,970)	(70,566)

Total shareholders’ equity	6,410	4,639

Total liabilities and shareholders’ equity	$12,931	$11,234

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